Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (“Amendment”), dated as of October 23, 2017, by and between Graphic Packaging Holding Corporation, a Delaware corporation (the “Corporation”), and Wells Fargo Bank, National Association, as rights agent (the “Rights Agent”), constitutes the First Amendment to the Rights Agreement, dated as of March 10, 2008, by and between the Corporation and the Rights Agent. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Corporation, Gazelle Newco LLC (“Issuer”), Graphic Packaging International, Inc. and International Paper Company (“Transferor”) expect to enter into a Transaction Agreement on or about the date hereof (including the exhibits and schedules thereto, as such agreement and such exhibits and schedules may be amended in accordance with the terms of such agreement, the “Transaction Agreement”), pursuant to which Transferor will contribute to Issuer certain of Transferor’s assets, and Issuer will assume certain liabilities of Transferor, and Transferor will receive “Common Units” (as such term is defined in Issuer’s Amended and Restated Limited Liability Company Agreement) (together, the “Transaction”);

WHEREAS, pursuant to an Exchange Agreement to be entered into in connection with consummation of the Transaction, among the Corporation, Issuer, Gazelle Newco 1, LLC, and Transferor (as such agreement may be amended in accordance with its terms, the “Exchange Agreement”), a “Holder” (as such term is defined in the Exchange Agreement) may, from time to time, exchange Common Units held by such Holder for shares of Common Stock of the Corporation or cash, in each case on the terms and subject to the conditions set forth in the Exchange Agreement;

WHEREAS, the Corporation desires to amend the Rights Agreement to render it inapplicable to the Common Units held by any Holder pursuant to Issuer’s Amended and Restated Limited Liability Company Agreement and any Common Stock of the Corporation that may be issued in any “Exchange” (as such term is defined in the Exchange Agreement);

WHEREAS, the Corporation deems the Amendment to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment;

WHEREAS, Section 27 of the Rights Agreement provides that prior to such time as the Corporation becomes aware that a Person has become an Acquiring Person, the Corporation may, by resolution of its Board of Directors, and the Rights Agent shall if the Corporation so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Corporation or of Rights Certificates;

WHEREAS, the Corporation has not become aware that a Person has become an Acquiring Person; and

WHEREAS, the Corporation desires to amend the Rights Agreement as set forth herein and hereby directs the Rights Agent to execute this Rights Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. The Rights Agreement is hereby amended by:

(a) Adding the following clause (vi) at the end of Section 1(a) of the Rights Agreement:

“(vi) no Holder that becomes the beneficial owner of any shares of Common Stock of the Corporation that are (A) issued or delivered upon any Common Unit Exchange of Common Units pursuant to, and in accordance with, the Exchange Agreement or LLC Agreement or (B) issued, or issuable, pursuant to any Parent Equity Securities that are issued or delivered pursuant to any preemptive or similar rights provided in the LLC Agreement shall become an “Acquiring Person” unless and until such Holder would be an “Acquiring Person” without taking into account the shares of Common Stock described in this clause (vi).”

(b) Adding the following sentence at the end of Section 1(f) of the Rights Agreement:

“Notwithstanding any of the terms of the foregoing definition, (i) no Person shall be deemed to beneficially own any shares of Common Stock of the Corporation by virtue of the execution and delivery of the Transaction Agreement, the Exchange Agreement, the LLC Agreement or any other agreement contemplated by the Transaction Agreement, or by virtue of consummation of any of the transactions contemplated thereby, or the ownership of any Common Units, Parent Equity Securities that are issued or delivered pursuant to any preemptive or similar rights provided in the LLC Agreement, or any other interests in the Issuer and (ii) no Holder shall be deemed to beneficially own, or be the beneficial owner of, any shares of Common Stock of the Corporation that may be issued or delivered pursuant to, and in accordance with, the Exchange Agreement.”

(c) Adding the following subsections at the end of Section 1:

(ccc) “Common Unit Exchange” shall mean any “Exchange” as such term in defined in the Exchange Agreement.

(ddd) “Common Unit” shall mean any “Common Unit” (as defined in the LLC Agreement) issued by Issuer pursuant to the Transaction Agreement and the LLC Agreement, or that may be issued from time to time pursuant to the terms of the LLC Agreement.

(eee) “Exchange Agreement” shall have the meaning set forth in the recitals to the First Amendment to this Agreement.

(fff) “Holder” shall have the meaning set forth in the recitals to the First Amendment to this Agreement.

(ggg) “Issuer” shall mean Gazelle Newco LLC.

(hhh) “LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement to be entered into pursuant to the Transaction Agreement (as such Limited Liability Company Agreement may be amended in accordance with its terms).

(iii) “Parent Equity Securities” shall mean “Equity Securities” (as such term is defined in the LLC Agreement) of Parent.

(jjj) “Transaction Agreement” shall have the meaning set forth in the recitals to the First Amendment to this Agreement.

2. The term “Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Amendment, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.

3. The Corporation has delivered to the Rights Agent a certificate from an appropriate officer of the Corporation that this Amendment satisfies the terms of Section 27 of the Rights Agreement, and the Corporation hereby directs Wells Fargo Bank, National Association, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.

4. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

6. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed as of the date first above written.

COMPANY:

GRAPHIC PACKAGING HOLDING COMPANY

By:	/s/ Lauren S. Tashma
Name:	Lauren S. Tashma
Its:	Senior Vice President, General Counsel and Secretary

RIGHTS AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Allison M. Seeley
Name:	Allison M. Seeley
Its:	Officer

[Signature Page—Amendment to Rights Agreement]